Exhibit 99.1

Premier People,

Products and Services

NEWS RELEASE

Premcor Inc.
1700 East Putnam
Suite 400
Old Greenwich, CT 06870
203-698-7500
203-698-7925 fax

PREMCOR ANNOUNCES THIRD QUARTER 2004 RESULTS,

DECLARES COMMON STOCK DIVIDEND,

NAMES JEFFERSON F. ALLEN CHIEF EXECUTIVE OFFICER

AND JOSEPH D. WATSON CHIEF FINANCIAL OFFICER;

THOMAS D. O’MALLEY TO CONTINUE AS CHAIRMAN

OLD GREENWICH, Connecticut, October 27, 2004—Premcor Inc. (NYSE: PCO) today reported net income from continuing operations excluding special items of $144.8 million, or $1.59 per share, for its third quarter ended September 30, 2004, compared to net income from continuing operations excluding special items of $59.5 million, or $.79 per share, in the third quarter of 2003. Including the impact of special items and the loss from discontinued operations, Premcor reported net income of $141.3 million, or $1.55 per share, for the third quarter ended September 30, 2004, compared to net income of $57.2 million, or $.76 per share, in the third quarter of 2003.

For the nine months ended September 30, 2004, Premcor reported net income from continuing operations before special items of $337.6 million, or $3.98 per share, compared to net income from continuing operations before special items of $152.1 million, or $2.08 per share, for the nine months of 2003. Including the impact of special items and the loss from discontinued operations, Premcor reported net income of $324.5 million, or $3.83 per share, for the nine months ended September 30, 2004, compared to net income of $127.0 million, or $1.74 per share, for the nine months of 2003.

Management Changes

In addition to the earnings report, Premcor today announced that Jefferson F. Allen will join the company as Chief Executive Officer effective January 1, 2005. In this capacity he succeeds Thomas D. O’Malley, who will continue as Chairman of the Board of Directors and an executive employee. The company also announced that Joseph D. Watson, currently Premcor’s Senior Vice President and Treasurer, will be named Chief Financial Officer effective January 1, 2005. In this capacity he succeeds William E. Hantke, who is stepping down from the position.

Mr. Allen, age 59, has over 25 years of experience in all segments of the international oil industry. Most recently he served as President and Chief Financial Officer of Tosco Corporation until its acquisition by ConocoPhillips in September 2001, and as a director of Premcor since February 2002. Mr. Allen is a graduate of Lehigh University and the Harvard Graduate School of Business.

Commenting on the management changes, O’Malley said, “We are extremely pleased to have Jay Allen assume the leadership role on Premcor’s management team. Jay has been a very active board member for the past three years, and will remain on the board in addition to his new duties. He brings a wealth of experience to our management from an operational, financial, commercial, and strategic perspective. During our twelve years together at Tosco, Jay was, in fact if not in name, co-CEO, the key member of the management team that transformed that company from a single refinery operation into the largest independent refiner and marketer in the United States before it was acquired by ConocoPhillips. He adds depth and breadth to Premcor’s management, reflecting the significant development of the company over the past several years and its plans for continued growth going forward.

“Joe Watson assumes the Chief Financial Officer role after serving in various senior financial and administrative capacities since joining Premcor in March 2002. Prior to that, Joe worked with me at Tosco for nine years, concentrating in areas related to the company’s financial management. In his new position Joe will have primary responsibility for further improving the company’s balance sheet and overall financial strength, which are high priorities at Premcor. Joe, age 39, is a graduate of Princeton University and the Harvard Business School Executive Education Program. Bill Hantke, who will be leaving the company in 2005, has been a key member of the Premcor management team since February 2002 and was instrumental in the impressive transformation the company has undergone since then. We wish him all the best.”

“Personally, I look forward to continuing in my role as Chairman of the Board of Directors and will remain an active participant at Premcor, in particular focusing my efforts on growth initiatives for the company. Premcor’s board and I share the view that the Chairman and the board itself are the primary advocates for a company’s shareholders, bearing ultimate responsibility for ensuring that management functions reasonably, ethically, and in the shareholders’ best interests. Maintaining a singular focus on that responsibility is at the core of good corporate governance. As the largest individual shareholder of Premcor, I intend to do just that. I look forward to continuing to contribute to the company’s future growth, strengthening, and generation of shareholder value.”

Third Quarter Results

The company believes the special items shown below are not indicative of its core operating performance. The company’s Board of Directors typically excludes these items and stock option compensation expense in determining incentive compensation. A reconciliation of special items to the company’s results reported in accordance with generally accepted accounting principles is as follows (in millions, except per share amounts, unaudited):

	For the three months ended September 30,
	2004		2003
	Net Income	Per Share	Net Income	Per Share
Net income from continuing operations excluding special items	$144.8	$1.59	$59.5	$0.79
Special items:
Refinery restructuring and other charges, net of $0.4 and $1.0 tax benefit (1)	(0.7)	(0.01)	(1.9)	(0.02)

Net income from continuing operations	144.1	1.58	57.6	0.77
Loss from discontinued operations	(2.8)	(0.03)	(0.4)	(0.01)

Net income available to common stockholders	$141.3	$1.55	$57.2	$0.76

(1)	Third quarter of 2004 included a pretax charge totaling $1.1 million, related to non-operating assets. Third quarter of 2003 included a pretax charge of $2.9 million, consisting of $2.7 million related to the planned relocation of the company’s St. Louis general office to its Connecticut headquarters and $0.2 million related to non-operating assets.

	For the nine months ended September 30,
	2004		2003
	Net Income	Per Share	Net Income	Per Share
Net income from continuing operations excluding special items	$337.6	$3.98	$152.1	$2.08
Special items:
Refinery restructuring and other charges, net of $4.1 and $6.9 tax benefit (1)	(6.3)	(0.07)	(11.7)	(0.16)
Loss on extinguishment of debt, net of $1.4 and $3.9 tax benefit (2)	(2.2)	(0.03)	(6.5)	(0.09)

Net income from continuing operations	329.1	3.88	133.9	1.83
Loss from discontinued operations	(4.6)	(0.05)	(6.9)	(0.09)

Net income available to common stockholders	$324.5	$3.83	$127.0	$1.74

(1)	Nine months of 2004 included a pretax charge totaling $10.4 million, consisting of $7.3 million related to the relocation of the company’s St. Louis general office to its Connecticut headquarters and $3.1 million related to non-operating assets. Nine months of 2003 included a $16.6 million loss related to the expected disposition of the company’s Hartford, Illinois refinery assets, $1.6 million reduction in the corporate office restructuring reserve established in 2002, $3.4 million pretax charge related to the planned relocation of the company’s St. Louis general office to its Connecticut headquarters and a loss of $0.2 million related to non-operating assets.
(2)	Nine months of 2004 special items included a pretax loss of $3.6 million on the early retirement of debt. Nine months of 2003 special items included a pretax loss of $10.4 million on the early retirement of debt.

Concerning the results, O’Malley, said, “We are very pleased with our record earnings results for the third quarter, which were over 100% greater than the third quarter of 2003. The world refining market continues to experience high manufacturing margins. These margins have been enhanced by what appears to be a longer term widening of the differential between light low-sulfur crude oil and heavy high-sulfur crude oil. Premcor processes over 50% heavy high-sulfur crude oil.”

Regarding the company’s operations, O’Malley commented, “Our refineries ran reasonably well during the quarter. Port Arthur throughput rates were restricted due to an unplanned shutdown of the crude unit for about 10 days at the beginning of the quarter. Memphis throughput rates were slightly reduced in September due to Hurricane Ivan. The Port Arthur, Lima and Memphis refineries averaged 240,000, 147,000 and 154,000 barrels per day of total throughput, respectively. Our recently acquired Delaware City refinery averaged 181,000 barrels per day of total throughput. Overall, the Delaware City refinery has performed very well. Operating expenses for the refinery have been reduced from the second quarter 2004 levels. Our cash operating expenses during the third quarter for the Delaware City refinery averaged approximately $24 million per month or about $4.31 per barrel. The Delaware City refinery began a scheduled turnaround of its cat cracker on September 25. The turnaround is expected to be completed during the first week of November. There is no other scheduled major maintenance for our refineries for the remainder of 2004.”

Concerning Premcor’s capital structure, O’Malley commented, “With strong earnings and the modest scheduled pay down of our high-cost PACC debt, our debt-to-capitalization crossed the 50% threshold to end the third quarter at 48%. We had $710 million in cash at September 30, and over $500 million in available credit under the new bank facility. In view of the extraordinary improvement in the company’s balance sheet and the bright prospects for the future, Premcor’s Board of Directors has declared a dividend of $.02 per share payable on December 15 to shareholders of record on December 1. Premcor’s Board believes that the institution of a regular quarterly dividend is important for our shareholders and, while modest at the start, our goal is to grow the dividend over the coming years.”

Looking ahead, O’Malley said, “The basic worldwide level of refining capacity to manufacture clean transportation fuels and heating oils cannot be dramatically expanded in the short term. This will work to the economic benefit of all refiners, but companies that own refineries capable of converting heavy high-sulfur crude oil into clean light products should enjoy even better margins for the next few years. Premcor is well placed in this regard. Based on current margins, current differentials, and planned operating rates, Premcor expects to exceed the current fourth quarter Thomson First Call earnings estimate of $0.89 per share. Throughput rates, including intermediate feedstocks, for the entire fourth quarter should average approximately as follows: Port Arthur at 240,000 to 250,000 bpd; Lima at 140,000 to 150,000 bpd; Memphis at 145,000 to 155,000 bpd; and Delaware City at 170,000 to 180,000 bpd.”

The company’s regular conference call concerning the quarter’s results will be webcast live tomorrow at 10:00 a.m. Eastern Time on the Investor Relations section of the Premcor Inc. website at www.premcor.com.

Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company’s current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, and other plans. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiary, The Premcor Refining Group Inc., including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K.

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Contacts:

Premcor Inc.

Karyn Ovelmen, (203) 698-5669 (Media/Investors)

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended September 30,		Nine months ended September 30,
(in millions except per share amounts, unaudited)	2004	2003*	2004	2003*
Net sales and operating revenues	$4,407.7	$2,431.5	$10,533.1	$6,547.8
Cost of sales	3,845.0	2,119.1	9,114.2	5,702.7

Gross margin	562.7	312.4	1,418.9	845.1
Operating expenses	219.2	134.8	563.7	386.4
General and administrative expenses	36.6	21.9	92.5	49.3
Stock-based compensation	4.9	4.5	14.7	13.2
Depreciation and amortization	40.5	27.9	111.4	77.1
Restructuring and other charges	1.1	2.9	10.4	18.6

Operating income	260.4	120.4	626.2	300.5
Interest and finance expense, net	(33.4)	(30.5)	(96.7)	(84.9)
Loss on extinguishment of debt	—	—	(3.6)	(10.4)
Income tax provision	(82.9)	(32.3)	(196.8)	(71.3)

Income from continuing operations	144.1	57.6	329.1	133.9
Loss from discontinued operations, net of tax	(2.8)	(0.4)	(4.6)	(6.9)

Net income	$141.3	$57.2	$324.5	$127.0

Net income per common share (fully-diluted):
Income from continuing operations	$1.58	$0.77	$3.88	$1.83
Discontinued operations	(0.03)	(0.01)	(0.05)	(0.09)

Net income	$1.55	$0.76	$3.83	$1.74

Weighted average common shares outstanding (in millions)	91.3	75.0	84.8	73.1

*	2003 revenues and cost of sales have been reclassified to reflect the 4th quarter 2003 application of EITF 03-11. The reclassification had no effect on previously reported operating income or net income.

	September 30, 2004	December 31, 2003
Summarized Balance Sheet Information

Cash and short-term investments:
Premcor Inc.	$118.2	$52.8
Premcor USA Inc.	7.3	1.2
The Premcor Refining Group Inc.	530.2	378.6

Consolidated cash and short-term investments	655.7	432.6
Cash restricted for debt service	54.6	66.6
Other working capital	491.7	360.9
Total assets	5,319.1	3,715.3
Long-term debt, including current maturities:
Premcor USA Inc.	10.0	10.3
The Premcor Refining Group Inc.	1,817.6	1,441.8

Consolidated long-term debt	1,827.6	1,452.1
Total common stockholders’ equity	1,977.4	1,145.2

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended September 30,			Nine months ended September 30,
(unaudited)	2004	2003		2004	2003
Selected Volumetric and Per Barrel Data

Production (Mbbls per day)	737.8	517.6		625.0	527.6
Crude unit throughput (Mbbls per day)	680.6	526.5		577.5	501.4
Total throughput (Mbbls per day)	721.4	558.6		610.9	518.7
Total throughput (millions of barrels)	66.4	51.4		167.4	141.6

Per barrel of total throughput:
Gross margin	$8.47	$6.08		$8.48	$5.97
Operating expenses	3.30	2.62		3.37	2.73

Market Indicators (dollars per barrel)

West Texas Intermediate, or “WTI” (sweet)	$43.80	$30.20		$39.12	$31.13
Crack Spreads:*
Gulf Coast 2/1/1	5.84	4.32		6.13	4.23
Chicago 3/2/1	7.40	8.03		8.41	6.98
NYH RFG 3/2/1 (since May 1, 2004)	7.80	*	*	9.32	*	*
Crude Oil Differentials:
WTI less Maya (heavy sour)	11.64	5.82		9.91	6.88
WTI less Arab Medium (since May 1, 2004)	6.02	*	*	5.97	*	*
WTI less WTS (light sour)	3.86	2.63		3.41	2.84
WTI less Dated Brent (foreign)	2.22	1.82		2.82	2.49
Natural Gas (per mmbtu)	5.40	4.84		5.60	5.49

*	Per barrel margin indicator for the conversion of crude oil into finished products. The first number represents the number of barrels of West Texas Intermediate crude oil, priced at Cushing, Oklahoma. The second and third numbers represent the number of barrels of gasoline, conventional unless otherwise stated, and high sulfur diesel fuel produced, priced in their respective regional market.
**	Not meaningful

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended September 30, 2004
Selected Refinery Data (unaudited)	Port Arthur	Lima	Memphis	Delaware City	Price Risk Results	Total
Operating results (dollars in millions):
Gross margin:
Gulf Coast 2/1/1	$128.5	$—	$82.9	$—	$—	$211.4
Chicago 3/2/1	—	99.9	—	—	—	99.9
NYH RFG 3/2/1	—	—	—	129.5	—	129.5
Throughput differentials to benchmark	205.5	(3.9)	(3.8)	86.0	—	283.8
Product differentials to benchmark	(85.3)	(5.7)	15.1	(80.6)	—	(156.5)
Price risk results	—	—	—	—	(5.4)	(5.4)

Realized gross margin	248.7	90.3	94.2	134.9	(5.4)	562.7

Operating expenses	(81.5)	(32.1)	(34.0)	(71.6)	—	(219.2)

Net refining margin	$167.2	$58.2	$60.2	$63.3	$(5.4)	$343.5

Depreciation and amortization	$18.0	$8.2	$4.5	$6.9	$—	$37.6

Per barrel of throughput (in dollars): (Based on total throughput data shown on following page)
Gross margin:
Gulf Coast 2/1/1	$5.84	$—	$5.84	$—	$—	$3.18
Chicago 3/2/1	—	7.40	—	—	—	1.50
NYH RFG 3/2/1	—	—	—	7.80	—	1.95
Throughput differentials to benchmark	9.30	(0.29)	(0.27)	5.18	—	4.27
Product differentials to benchmark	(3.86)	(0.42)	1.06	(4.86)	—	(2.36)
Price risk results	—	—	—	—	(0.08)	(0.08)

Realized gross margin	11.28	6.69	6.63	8.13	(0.08)	8.47

Operating expenses	(3.69)	(2.38)	(2.39)	(4.31)	—	(3.30)

Net refining margin	$7.60	$4.31	$4.24	$3.81	$(0.08)	$5.17

Depreciation and amortization	$0.81	$0.61	$0.32	$0.42	$—	$0.57

Calculation Methodology

Although the Company manages its refinery business, including feedstock acquisition and product marketing, on an integrated basis, for analytical purposes the business results shown here have been allocated to the individual refineries. The foundation for determining realized gross margin by refinery is the actual delivered cost of refinery feedstocks and a daily valuation of actual refinery production at market. Since crude oil is often purchased and priced well in advance of the time that it is consumed and the value of refinery production can be fixed before or after it is produced, our actual results may significantly vary from those that would be determined with reference to benchmark market indicators. We manage this inherent price risk on a total Company basis and may purchase futures contracts that correspond volumetrically with all or a portion of our fixed price purchase and sale commitments. As a result, we have separately identified the financial effects of this price risk, net of any risk mitigation activities, under the caption “price risk results”. Also included in the price risk results are our forward sale of crack spreads. As a result of this methodology, together with certain necessary allocations, the individual refinery realized gross margins presented here do not reflect the results that would be reported if separately accounted for in accordance with GAAP. The Company believes that this individual refinery and price risk information is helpful in understanding our overall operating results.

Premcor Inc. and Subsidiaries

Earnings Release

	Nine months ended September 30, 2004
Selected Refinery Data (unaudited)	Port Arthur	Lima	Memphis	Delaware City	Price Risk Results	Total
Operating results (dollars in millions):
Gross margin:
Gulf Coast 2/1/1	$386.8	$—	$259.3	$—	$—	$646.1
Chicago 3/2/1	—	290.9	—	—	—	290.9
NYH RFG 3/2/1	—	—	—	254.4		254.4
Throughput differentials to benchmark	503.5	(27.7)	(34.3)	147.4	—	588.9
Product differentials to benchmark	(209.2)	(39.5)	59.7	(141.1)	—	(330.1)
Price risk results	—	—	—	—	(31.3)	(31.3)

Realized gross margin	681.1	223.7	284.7	260.7	(31.3)	1,418.9

Operating expenses	(247.3)	(92.5)	(103.5)	(120.4)	—	(563.7)

Net refining margin	$433.8	$131.2	$181.2	$140.3	$(31.3)	$855.2

Depreciation and amortization	$52.6	$25.9	$11.5	$12.1	$—	$102.1

Per barrel of throughput (in dollars):
(Based on total throughput data shown on following page)
Gross margin:
Gulf Coast 2/1/1	$6.13	$—	$6.13	$—	$—	$3.86
Chicago 3/2/1	—	8.41	—	—	—	1.74
NYH RFG 3/2/1	—	—	—	9.32	—	1.52
Throughput differentials to benchmark	7.97	(0.80)	(0.81)	5.40	—	3.52
Product differentials to benchmark	(3.31)	(1.14)	1.41	(5.17)	—	(1.97)
Price risk results	—	—	—	—	(0.19)	(0.19)

Realized gross margin	10.79	6.47	6.73	9.55	(0.19)	8.48

Operating expenses	(3.91)	(2.67)	(2.45)	(4.41)	—	(3.37)

Net refining margin	$6.87	$3.79	$4.28	$5.14	$(0.19)	5.11

Depreciation and amortization	$0.83	$0.75	$0.27	$0.44	$—	$0.61

Calculation Methodology:

Although the Company manages its refinery business, including feedstock acquisition and product marketing, on an integrated basis, for analytical purposes the business results shown here have been allocated to the individual refineries. The foundation for determining realized gross margin by refinery is the actual delivered cost of refinery feedstocks and a daily valuation of actual refinery production at market. Since crude oil is often purchased and priced well in advance of the time that it is consumed and the value of refinery production can be fixed before or after it is produced, our actual results may significantly vary from those that would be determined with reference to benchmark market indicators. We manage this inherent price risk on a total Company basis and may purchase futures contracts that correspond volumetrically with all or a portion of our fixed price purchase and sale commitments. As a result, we have separately identified the financial effects of this price risk, net of any risk mitigation activities, under the caption “price risk results”. Also included in the price risk results are our forward sale of crack spreads. As a result of this methodology, together with certain necessary allocations, the individual refinery realized gross margins presented here do not reflect the results that would be reported if separately accounted for in accordance with GAAP. The Company believes that this individual refinery and price risk information is helpful in understanding our overall operating results.

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended September 30, 2004					Nine months ended September 30, 2004
Selected Volumetric Data (in thousands of barrels per day, unaudited)	Port Arthur	Lima	Memphis	Delaware City (1)	Total	Port Arthur	Lima	Memphis	Delaware City (1)	Total
Throughput:
Crude unit throughput	226.0	144.3	140.4	169.9	680.6	215.6	126.1	141.4	94.4	577.5
Other throughputs	13.5	2.8	13.5	11.0	40.8	14.8	0.3	13.0	5.3	33.4

Total throughput	239.5	147.1	153.9	180.9	721.4	230.4	126.4	154.4	99.7	610.9

Total throughput, in millions of barrels	22.1	13.5	14.2	16.6	66.4	63.2	34.6	42.3	27.3	167.4

Production:
Light products:
Conventional gasoline	95.9	59.4	63.6	57.3	276.2	86.7	53.2	64.3	32.4	236.6
Premium and reformulated gasoline	20.9	24.3	11.3	30.6	87.1	21.8	19.7	10.3	18.3	70.1
Diesel fuel	59.7	19.7	42.3	37.3	159.0	58.8	17.6	44.0	19.4	139.8
Jet fuel	23.7	24.3	25.2	23.3	96.5	22.8	19.8	24.1	14.4	81.1
Other products / blendstocks, net	18.9	15.2	6.2	15.9	56.2	23.2	12.5	6.0	7.5	49.2

Total light products	219.1	142.9	148.6	164.4	675.0	213.3	122.8	148.7	92.0	576.8
Solid by products / residual oil	32.2	5.5	5.2	19.9	62.8	28.7	4.4	5.3	9.8	48.2

Total production	251.3	148.4	153.8	184.3	737.8	242.0	127.2	154.0	101.8	625.0

(1)	We acquired the Delaware City refinery effective May 1, 2004 and the total throughput for the nine months ended September 30, 2004 reflected 153 days of operations over that period. Total throughput was 178,600 bpd during the 153 days of operations in 2004.